Exhibit 10.58

April 13, 2012

STRICTLY PERSONAL AND CONFIDENTIAL

Christopher Muller

Dear Chris:

INTRODUCTION

A dedicated executive management team is essential to protecting and enhancing the best interests of QLT Ophthalmics, Inc. (the “Company”), its parent company, QLT Inc. (“QLT”) and the shareholders of QLT. The Company wishes to provide you with compensation and benefits arrangements which would come into effect in circumstances related to a change of control of the Company’s parent company, QLT, which are competitive with those of other corporations, in order to ensure the Company receives the benefit of the full attention and dedication of the executives at all times, and notwithstanding any threatened or pending change in control of QLT.

The purpose of this Letter Agreement is to document the terms of the severance package to which you as a Company executive shall be entitled if material changes in the terms of your employment with the Company occur without your consent, or if your employment with the Company is terminated, in connection with a change of control of QLT. This Letter Agreement is not intended to, and does not apply to, any circumstance involving a change of control of the Company but solely relates to a change of control of the Company’s parent, QLT.

Except as contemplated under Section 2.5 of this Letter Agreement, the Letter Agreement supersedes and replaces any prior agreements entered into between you and the Company with respect to your entitlement to severance benefits in the event of a change of control of QLT. This letter shall not be effective unless and until you actually commence employment with the Company.

NOW THEREFORE in consideration of the promises made by each party to the other as set out in this Letter Agreement and other good and valuable consideration, the receipt and sufficiency of which each of the parties acknowledges, the Company and you agree as follows:

PART I

DEFINITIONS

1.1	Definitions. In this Letter Agreement:

(a)	“Affiliate” has the meaning given to it in the Business Corporations Act (British Columbia);

(b)	“Benefit Plans” means the coverage under the Company’s group benefit plan for employees which the Company provides to you and your eligible dependants, including all medical, dental, life and other benefit plans but excluding short and long term disability coverage, out-of-area medical coverage and any retirement plan contribution benefit;

(c)	“Board” means the Board of Directors of QLT (not the Board of Directors of the Company);

(d)	“Cause” means the occurrence of any of the following events:

(i)	your gross neglect or gross failure to perform your job duties and responsibilities (other than by reason of disability);

(ii)	your willful and gross failure or refusal to comply with lawful Company policies or directives;

(iii)	your willful and gross breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company;

(iv)	your willful commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or its Affiliates or involving its property or assets or your willful engaging in unethical or other intentional conduct that materially discredits the Company or its Affiliates or is materially detrimental to the reputation, character or standing of the Company or its Affiliates;

(v)	your indictment, conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude; or

(vi)	your material breach of this Letter Agreement or any of the terms of any of the material policies of the Company or any agreement with the Company to which you are a party.

Whether or not an event giving rise to “Cause” occurs will be determined by the board of directors of the Company in its reasonable and good faith discretion.

(e)	“Change of Control of QLT Inc.” means any of the following events:

(i)	Merger. A merger, consolidation, reorganization or arrangement involving QLT other than a merger, consolidation, reorganization or arrangement in which stockholders of QLT immediately prior to such merger, consolidation, reorganization or arrangement own, directly or indirectly, securities possessing at least 65% of the total combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, reorganization or arrangement in substantially the same proportion as their ownership of such voting securities immediately prior to such merger, consolidation, reorganization or arrangement;

(ii)	Tender Offer. The acquisition, directly or indirectly, by any person or related group of persons acting jointly or in concert (other than QLT or a person that directly or indirectly controls, is controlled by, or is under common control with, QLT) of beneficial ownership of securities possessing more than 35% of the total combined voting power of QLT’s outstanding securities pursuant to a tender offer made directly to QLT’s stockholders;

(iii)	Sale. The sale, transfer or other disposition of all or substantially all of the assets of QLT other than a sale, transfer or other disposition to an Affiliate of QLT or to an entity in which stockholders of QLT immediately prior to such sale, transfer or other disposition own, directly or indirectly, securities possessing at least 65% of the total combined voting power of the outstanding voting securities of the purchasing entity in substantially the same proportion as their ownership of such voting securities immediately prior to sale, transfer or other disposition; or

(iv)	Board Change. A change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either have been:

(A)	Board members continuously since the beginning of such period, or

(B)	appointed or nominated for election as Board members during such period by at least a majority of the Board members described in subsection (A) above who were still in office at the time the Board approved such appointment or nomination.

Notwithstanding the foregoing, in no event shall a Change of Control of QLT Inc. be deemed to have occurred unless the transaction or event giving rise to the Change of Control of QLT Inc. also constitutes a “change in control event” as defined under U.S. Treasury Regulation Section 1.409A-3(i)(5).

(f)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g)	“Involuntary Termination” means any one of the following:

(i)	the termination of your employment by the Company or the giving of written notice to you by the Company of the intended termination of your employment, in either case for reasons other than Cause, permanent disability or death, within the 24 month period following the occurrence of a Change of Control of QLT Inc., or

(ii)	your giving written notice to the Company, within 24 months after a Triggering Event, in which you advise that a Triggering Event has occurred and tender your resignation from employment with the Company;

(h)	“Triggering Event” shall mean, without your express written consent, the occurrence of any one or more of the following circumstances after a Change of Control of QLT Inc.:

(i)	the assignment to you of any duties which are materially inconsistent, in an adverse respect, with your position, authority, duties or responsibilities prior to the Change of Control of QLT Inc., or any other action by the Company which results in a material diminution in such position, authority or responsibilities, except an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof from you;

(ii)	a material reduction by the Company in your base salary;

(iii)	a reduction by the Company of 25% or more of your annual cash incentive compensation opportunity;

(iv)	the Company’s requiring you to, or notifying you that you will be required to, relocate to or be based at a location which is 100 kilometers or more from the location where you were based immediately prior to the Change of Control of QLT Inc.;

(v)	the failure by the Company to continue, substantially as in effect immediately prior to the Change of Control of QLT Inc., all of the Company’s Benefit Plans, in which you participate (or successor plans, programs, policies, practices or arrangements that are materially no less favorable in the aggregate) or the material reduction by the Company of your participation therein as existed immediately prior to the Change of Control of QLT Inc.;

(vi)	any purported termination by the Company of your employment other than for Cause, permanent disability or death.

Notwithstanding the foregoing, an event shall not constitute a “Triggering Event” unless the condition continues more than 30 days following your written notice of such condition provided to the Company within 90 days of the first occurrence of such condition.

PART II

CHANGE OF CONTROL OF QLT INC. BENEFITS

2.1 Severance Payment. Upon the occurrence of an Involuntary Termination, subject to your delivery to the Company of a general release of all claims against the Company and its Affiliates in substantially in the form set out in Schedule A hereto, as may be reasonably amended by the Company to comport with changes in the law, (the “Release”) that becomes effective and irrevocable within 60 days following your termination of employment, you shall receive a lump sum severance payment from the Company equal to the base salary to which you would have been entitled in an 12 month period (the “Severance Period”), calculated using the rate of base salary in effect at the time of the Involuntary Termination or as was in effect immediately prior to the occurrence of a Triggering Event, whichever rate is greater.

2.2 Other Compensation. In addition to the amounts paid under Section 2.1, upon the occurrence of an Involuntary Termination and, other than Section 2.2(a), subject to your delivery to the Company of the Release that becomes effective and irrevocable within 60 days following your termination of employment, the Company shall:

(a)	Expenses—reimburse you for all reasonable business related promotion, entertainment and/or travel expenses incurred by you during the course of your employment with the Company, subject to the expense reimbursement provisions set out in your Employment Agreement with the Company (the “Employment Agreement”) and the Company’s Policy and Procedures Manual, as amended from time to time;

(b)	Vacation—make a payment to you in respect of your accrued but unpaid vacation pay up to and including your last day of employment with the Company;

(c)	Cash Incentive Compensation Earned Prior to Involuntary Termination—make a payment to you in respect of your entitlement to participate in the Company’s cash incentive compensation plan in respect of the current calendar year, and the prior year if such payment has not yet been made, to be pro-rated with respect to the portion of the current calendar year worked by you up to and including your last day of employment with the Company and, in respect of the current calendar year, shall be calculated at the maximum annual bonus entitlement available to you under the Company’s cash incentive compensation plan at the time of the Involuntary Termination as if 100% of your individual goals (if applicable) and the corporate goals were met but not exceeded or the entitlement which was available to you immediately prior to the occurrence of any prior Triggering Event, whichever amount is greater;

(d)	Benefits—directly pay or reimburse you for the group health, dental and vision plan continuation coverage premiums for you and, if relevant, your covered dependents under Title X of the U.S. Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for the lesser of (A) the Severance Period, or (B) the date upon which you and your covered dependents are covered by similar plans of a subsequent employer;

(e)	Out-Placement Counselling—reimburse you for out-placement counselling services from a qualified counsellor to be agreed to by you and the Company to a maximum of $5,000 for services rendered to you in seeking alternative employment.

2.3 Timing of Payment. The amounts set out in Sections 2.1 and 2.2(a) to (c) shall be paid to you in a lump sum payment on the first payroll date that follows the date the Release becomes effective and irrevocable (with any such payments that would otherwise have been made before the Release is not subject to revocation to be made on such payroll date).

2.4 Options. Upon the occurrence of an Involuntary Termination, then except as may be inconsistent with Sections 3.1 and 3.2 of this Letter Agreement, the provisions of your agreements evidencing your stock options (“Stock Option Agreement(s)”) with QLT shall govern all stock option issues, including, without limitation, acceleration of vesting and the time period remaining to exercise any vested options.

2.5 Acknowledgement. In the event of an Involuntary Termination, payment by the Company of the amounts set out in Sections 2.1 and 2.2, shall be in full and final satisfaction of all amounts that might otherwise be payable by the Company to you by way of compensation for length of service, damages in lieu of notice of termination, or any other obligations arising under or in connection with your employment with the Company, including any severance obligations of the Company to you under your Employment Agreement, and the Company shall have no further obligations, statutory or otherwise, arising out of or in respect of your employment.

2.6 Termination for Cause, Permanent Disability or Death. For greater certainty, if your employment is terminated for Cause, permanent disability or death or you terminate your employment other than as an Involuntary Termination, you shall not be entitled to payment of the amounts under this Letter Agreement and the terms of your Employment Agreement with the Company shall govern.

2.7 Waiver of Non-Competition Covenant. Effective upon your Involuntary Termination, the Company hereby waives any and all rights it has to insist upon compliance with or to enforce any covenant, undertaking or agreement by you under your Employment Agreement or otherwise, pursuant to which you have agreed not to compete with the Company or its Affiliates in your future employment or otherwise limit your future employment opportunities. Your obligations under Sections 5 and 6 of your Employment Agreement shall remain in full force and effect and are not altered by this Letter Agreement.

PART III

MISCELLANEOUS PROVISIONS

3.1 Limitation on Payments. Notwithstanding anything in this Letter Agreement to the contrary, if any payment or distribution you would receive pursuant to this Letter Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greatest amount of the Payment. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control of QLT Inc. shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to you and the Company within 15 calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and you will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

3.2 Section 409A.

(a)	General. Your intent and the intent of the Company is that the payments and benefits under this Letter Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be in compliance therewith. If you notify the Company that you have received advice of tax counsel of a national reputation with expertise in Section 409A of the Code that any provision of this Letter Agreement would cause you to incur any additional tax or interest under Section 409A of the Code (with specificity as to the reason therefor) or the Company independently makes such determination, you and the Company shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A of the Code through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A of the Code, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A of the Company.

(b)

Separation from Service. Notwithstanding any provision to the contrary in this Letter Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 2.1 or 2.2 above unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”) and, except as provided under Section 3.2(b) of this Letter Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the 60th day following your Separation from Service. Any installment payments that would have been made to you during the 60 day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the 60th day following your Separation from Service and the remaining payments shall be made as provided in this Letter Agreement.

(c)	Specified Employee. Notwithstanding any provision to the contrary in this Letter Agreement, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Letter Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of the your Separation from Service or (b) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 3.2(b) shall be paid in a lump sum to you, and any remaining payments due under this Letter Agreement shall be paid as otherwise provided herein.

(d)	Expense Reimbursements. To the extent that any reimbursement of expenses or in-kind benefits payable pursuant to this Letter Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements or benefits payable to you pursuant to this Letter Agreement shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Letter Agreement will not be subject to liquidation or exchange for another benefit. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(e)	Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Letter Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

3.3 Term of Agreement. This Letter Agreement shall remain in effect for the term of your employment with the Company and for a further six month period thereafter, unless the parties mutually agree to an earlier termination, provided that the expiry or termination of this Letter Agreement shall not affect the rights and obligations of the parties arising under this Letter Agreement prior to its termination or expiry. Notwithstanding anything to the contrary in this Letter Agreement, this Letter Agreement will immediately terminate, and you shall not be entitled to any payments or other benefits under this Letter Agreement, six (6) months following the date that the Company ceases to be an Affiliate of QLT unless at the time the Company ceased being an Affiliate of QLT an occurrence of an Involuntary Termination had already occurred or QLT or its then current Affiliates has agreed that your employment be transferred from the Company to QLT or a then current Affiliate of QLT.

3.4 Legal Fees. The Company shall pay, to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or its successors or Affiliates, you or others of the validity or enforceability of, or liability under, any provision of this Letter Agreement or any guarantee of performance thereof (including as a result of any contest by you about the amount of any payment pursuant to this Letter Agreement).

3.5 Withholding Taxes. The Company may withhold from any amounts payable under this Letter Agreement such federal, state, provincial, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

3.6 General Creditor Status. Except as provided by law, the benefits to which you may become entitled under this Letter Agreement shall be paid, when due, from the general assets of the Company. Your right (or the right of the executors or administrators of your estate) to receive any such payments shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors of the Company.

3.8 Death. Notwithstanding anything else in this Letter Agreement, should you die after becoming entitled to benefits under this Letter Agreement but before receipt of all benefits to which you became entitled under this Letter Agreement, then the payment of such benefits shall be made, on the due date or dates hereunder had you survived, to the executors or administrators of your estate.

3.9 Governing Law. The provisions of this Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of California without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of California to be applied.

3.10 Arbitration. To ensure the timely and economical resolution of disputes that arise in connection with this Letter Agreement, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Letter Agreement will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Jose, California conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment arbitration rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator will: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator will be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company will pay all arbitration fees (including both administrative fees and fees and out of pocket costs charged by the arbitrator) in excess of the amount of initial court filing fees that would be incurred by you if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

3.11 Notice. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be delivered personally to the recipient, delivered by mail (postage prepaid from the United States or Canada and return receipt requested), faxed to the intended recipient at the number set forth therefore below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

QLT Ophthalmics, Inc.

1098 Hamilton Court

Menlo Park, California

94025, United States

Attention: Board of Directors

Fax: (650) 326-6698

with copies to:

QLT Inc.

887 Great Northern Way, Suite 101

Vancouver, British Columbia

V5T 4T5, Canada

Attention: President and Chief Executive Officer

Fax: (604) 707-7001

and

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA

94111, United States

Attention: Linda M. Inscoe, Esq.

Fax: (415) 395-8095

If to you, to:

Christopher Muller

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication will be deemed to have been delivered and received (a) when delivered, if personally delivered, sent by fax or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

3.12 Entire Agreement. This Letter Agreement and any Stock Option Agreements you have with the Company constitute the entire agreement between the Company and you with respect to the subject matter hereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between the Company or its Affiliates and you regarding the subject matter hereof. To the extent that there is any conflict between the provisions of this Letter Agreement, the Employment Agreement and any Stock Option Agreements between you and the Company or its Affiliates, the following provisions shall apply:

(i)	If the conflict is with respect to an event, entitlement or obligation in the event of a Change of Control of QLT Inc., the provisions of this Letter Agreement shall govern.

(ii)	If the conflict is with respect to an entitlement or obligation with respect to stock options of the Company or QLT, the provisions of the Stock Option Agreements shall govern except as may be inconsistent with Sections 3.1 and 3.2 of this Letter Agreement.

(iii)	In the event of any other conflict, the provisions of the Employment Agreement shall govern.

3.13 Severability of Provisions. If any provision of this Letter Agreement as applied to either party or to any circumstance should be finally determined to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law):

(i)	The application of that provision under circumstances different from those adjudicated by an arbitrator under Section 3.10 or the court;

(ii)	The application of any other provision of this Letter Agreement; or

(iii)	The enforceability or invalidity of this Letter Agreement as a whole.

If any provision of this Letter Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Letter Agreement shall continue in full force and effect.

3.14 Captions. The captions appearing in this Letter Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Letter Agreement or any provision.

3.15 Amendments. Any amendment to this Letter Agreement shall only be effective if the amendment is in writing and is signed by an authorized officer of the Company (other than you) and by you.

3.16 Remedies. All rights and remedies provided pursuant to this Letter Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Letter Agreement.

3.17 No Employment or Service Contract. Nothing in this Letter Agreement shall confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you, which rights are hereby expressly reserved by each, to terminate your employment at any time in accordance with the terms of your Employment Agreement.

Please indicate your acceptance of the foregoing provisions of this Letter Agreement by signing the enclosed copy of this Letter Agreement and returning it to the Company.

QLT OPHTHALMICS, INC.

By:	/s/ Scott Jones
Scott Jones, President

ACCEPTED AND AGREED TO this 13th day of April, 2012 by:

Signature:	/s/ Christopher Muller
CHRISTOPHER MULLER

SCHEDULE A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this             day of             , 20    , between you, and QLT Ophthalmics, Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective eight days after your signature (the “Effective Date”), unless you revoke your acceptance as provided in Paragraph 1(b), below.

1.	General Release of the Company. You understand that by agreeing to this release you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.

a)	On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law including, without limitation, claims for indemnity under the California Labor Code and your right to bring to the attention of the Equal Employment Opportunity or California Department of Fair Employment and Housing claims of discrimination; provided, however, that you do release your right to secure damages for any alleged discriminatory treatment.

b)	In accordance with the Older Workers Benefit Protection Act of 1990, you have been advised of the following:

i)	You have the right to consult with an attorney before signing this Release;

ii)	You have been given at least twenty-one (21) days to consider this Release;

iii)

You have seven (7) days after signing this Release to revoke your agreement to it, and that agreement will not be effective, and you will not receive any of the separation benefits outlined in the employment agreement between you and the Company dated             , 201    , until that revocation period has expired. If you wish to revoke your acceptance of this Release, you must deliver such notice in writing, no later than 5:00 p.m. on the 7th day following your signature to [NAME OF RESPONSIBLE PERSON] in Human Resources at [FAX NUMBER] by fax or [EMAIL ADDRESS] by e-mail.

c)	YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2.	Employee’s Representations. You represent and warrant that:

a)	You have returned to the Company all Company property in your possession;

b)	You are not owed wages, commissions, bonuses or other compensation, other than wages through [LAST DATE OF EMPLOYMENT] and any accrued, unused vacation earned through that date;

c)	During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law;

d)	You have not made any disparaging comments about the Company, nor will you do so in the future; and

e)	You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

3. Maintaining Confidential Information. You will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company’s interests.

4. Cooperation With the Company. You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

5. Severability. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7. Integration Clause. This Release contains our entire agreement with regard to the transition and separation of your employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by you and the             [INSERT TITLE OF COMPANY AUTHORIZED SIGNATORY] of the Company.

8. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EMPLOYEE	COMPANY

[CHRISTOPHER MULLER]	By: Title:

Date	Date